Exhibit 10.3

FEEDSTOCK SUPPLY AGREEMENT

between

WESTLAKE PETROCHEMICALS LLC

as Seller

and

WESTLAKE CHEMICAL OPCO LP

as Buyer

Dated August 4, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1 Certain Defined Terms	1
1.2 Interpretation	5

ARTICLE II TERM	6

ARTICLE III ANNUAL PLANNED REQUIREMENTS	6

3.1 Forecast of Annual Planned Requirements	6
3.2 Monthly Requirements	7

ARTICLE IV PURCHASE AND DELIVERY OBLIGATIONS	7

4.1 Purchase and Take Commitments	7
4.2 Seller Deficiency	8
4.3 Uniformity	9
4.4 Title, Transfer and Possession	9

ARTICLE V PRICE	9

5.1 Price	9
5.2 Index	9

ARTICLE VI STATEMENTS AND PAYMENT	10

6.1 Monthly Statements	10
6.2 Payment	10
6.3 Payment Method	11
6.4 Access to Books and Records	11
6.5 Adequate Assurance of Performance	12

ARTICLE VII QUALITY	12

7.1 Specifications	12
7.2 Off-Spec Feedstock	12

ARTICLE VIII MEASUREMENT AND TESTING	13

ARTICLE IX FORCE MAJEURE	13

9.1 Performance Excused	13
9.2 Force Majeure Defined	13
9.3 Force Majeure Notice	14
9.4 Settlement of Industrial Disturbances	14
9.5 Extended Force Majeure	14

i

ARTICLE X TERMINATION	15

10.1 General	15
10.2 Seller Suspension	15
10.3 Events of Default	15
10.4 Remedies for Events of Default	15
10.5 Termination for Extended Force Majeure	16
10.6 Effect of Termination	16

ARTICLE XI REPRESENTATIONS AND WARRANTIES	16

11.1 Title to Feedstock	16
11.2 Warranty to Specification	16
11.3 Financial Obligations	16
11.4 Disclaimer of any Other Warranties	17

ARTICLE XII LIMITATIONS ON LIABILITIES	17

12.1 Consequential Loss or Damage	17
12.2 Liquidated Damages Not Penalty	17
12.3 Exclusive Remedies	17

ARTICLE XIII INSURANCE	18

ARTICLE XIV CONFIDENTIALITY	18

14.1 Information	18
14.2 Definition	18
14.3 Legal Requirement	18
14.4 Survival	19

ARTICLE XV ASSIGNMENT; CHANGE OF CONTROL	19

15.1 Assignment Generally	19
15.2 Assignment to Affiliates	19

ARTICLE XVI TAXES	19

ARTICLE XVII MISCELLANEOUS	20

17.1 Choice of Law; Submission to Jurisdiction	20
17.2 Dispute Resolution	20
17.3 Survival	22
17.4 Notice	22
17.5 Entire Agreement	23
17.6 Amendment or Modification	23
17.7 Counterparts	23
17.8 Severability	23

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17.9 Further Assurances	23
17.10 No Waiver	23
17.11 Set Off	24
17.12 Rights of Third Parties	24
17.13 Legal Relationship	24

SCHEDULES

Schedule 7.1 Specifications

iii

This FEEDSTOCK SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of August 4, 2014 (the “Effective Date”), by and between Westlake Petrochemicals LLC, a Delaware limited liability company (“Seller”), and Westlake Chemical OpCo LP, a Delaware limited partnership (“Buyer”). Seller and Buyer hereinafter are referred to each individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Buyer owns and operates two ethylene production facilities at Westlake’s (as defined herein) Lake Charles, Louisiana complex (collectively referred to as the “Lake Charles Plants”), and one ethylene production facility at Westlake’s Calvert City, Kentucky complex (the “Calvert City Plant,” and together with the Lake Charles Plants, the “Plants,” and each, a “Plant”) with a current combined annual production capacity of approximately 3.4 billion pounds of Ethylene (as defined herein);

WHEREAS, Seller desires to sell and tender to Buyer, and Buyer desires to purchase and receive from Seller, certain quantities of Feedstock (as defined herein) to enable Buyer to produce Ethylene and associated co-products at the Plants in conformance with, and with the objective of supporting Buyer’s obligations under, the Ethylene Sales Agreement (as defined herein), subject to the terms and conditions hereinafter set forth and in conformity with the applicable Specifications (as defined herein);

WHEREAS, Downstream Buyer (as defined below) desires to utilize certain quantities of Ethylene purchased under the Ethylene Sales Agreement as feedstock at certain petrochemical plants located in Lake Charles, Louisiana; Geismar, Louisiana; Calvert City, Kentucky; and Longview, Texas (collectively, the “Downstream Facilities”), and sell certain quantities of Ethylene purchased under the Ethylene Sales Agreement to Affiliates (as defined herein) and Third Parties (as defined herein); and

WHEREAS, the Parties are entering into this Agreement with the understanding that Buyer will enter into the Ethylene Sales Agreement with Downstream Buyer whereby Buyer will sell certain quantities of Ethylene to Downstream Buyer;

NOW, THEREFORE, Seller and Buyer, in consideration of the premises and mutual covenants hereinafter set forth, do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 17.2(b)(iv).

“Adequate Assurance of Performance” shall have the meaning set forth in Section 6.5(d).

“Affiliate” means (a) with respect to Westlake, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by Westlake, excluding Westlake Chemical Partners GP LLC and any other Person that directly or indirectly through one or more intermediaries is controlled by Westlake Chemical Partners GP LLC; (b) with respect to the Partnership Entities (as defined in the Omnibus Agreement), any Person that directly or indirectly through one or more intermediaries is controlled by Westlake Chemical Partners GP LLC; and (c) with respect to any other Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such first Person; provided that, for purposes of this Agreement, Seller and Buyer shall not be considered Affiliates of each other. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“All Other Cash Production Costs” shall have the meaning set forth in the Ethylene Sales Agreement.

“Annual Planned Production” shall have the meaning given to such term in the Ethylene Sales Agreement.

“Annual Planned Requirements” shall have the meaning set forth in Section 3.1.

“Annual Quantity” shall have the meaning set forth in Section 4.1(a).

“Base Rate” shall mean, interest compounded on a Monthly basis, at the rate per annum equal to the one-month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by The Wall Street Journal or if not published, then by the Financial Times of London.

“Btu” or “British Thermal Unit” shall mean the amount of heat required to raise the temperature of one pound of pure water from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F) at a constant pressure of fourteen and six hundred and ninety-six thousandths (14.696) pounds per square inch absolute.

“Business Day” shall mean every Day other than Saturdays, Sundays, and United States public holidays.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Event of Default” shall have the meaning set forth in Section 10.3(b).

“Calvert City Plant” shall have the meaning specified in the Recitals.

“Confidential Information” shall have the meaning set forth in Section 14.2.

“Contract Year” shall mean a calendar year that commences on January 1 and ends on December 31 of such calendar year, except that (a) the first Contract Year shall commence on the Effective Date and end on December 31, 2014, and (b) the final Contract Year shall commence on January 1 of the calendar year in which the Term expires or is terminated in accordance herewith, and end on the last Day that this Agreement is in effect.

“Day” shall mean a 24-hour period commencing immediately upon midnight.

“Default Rate” shall mean the Base Rate plus two percentage points per annum, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Month; provided, however, that the Default Rate shall never exceed the maximum rate permitted by applicable Law.

“dispute” shall have the meaning set forth in Section 17.2(a).

“Downstream Buyer” shall mean, collectively, Seller, WPT LLC, a Delaware limited liability company, and Westlake Vinyls, Inc., a Delaware corporation.

“Downstream Facilities” shall have the meaning specified in the Recitals.

“Effective Date” shall have the meaning set forth in the Preamble.

“Ethane” shall mean ethane conforming to the applicable Specifications.

“Ethane Price” shall have the meaning set forth in Section 5.2(a).

“Ethylene” shall mean the ethylene product conforming to the applicable specifications set forth in the Ethylene Sales Agreement.

“Ethylene Sales Agreement” shall mean that certain ethylene sales agreement entered into by and between Buyer and Downstream Buyer on or about the date hereof.

“Ethylene Shortfall Fee” shall have the meaning given to such term in the Ethylene Sales Agreement.

“Feedstock” means, as applicable, jointly or individually, Ethane and Propane.

“Feedstock Shortfall Fee” shall have the meaning set forth in Section 4.2(c).

“Force Majeure” shall have the meaning set forth in Section 9.2.

“Gallon” means a U.S. gallon of 231 cubic inches of liquid at sixty degrees Fahrenheit (60°F) and equilibrium vapor pressure of the liquid.

“Governmental Authority” shall mean any foreign, federal, state, regional, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal.

“Initial Term” shall have the meaning set forth in Article II.

“Lake Charles Plants” shall have the meaning specified in the Recitals.

“Law” shall mean any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

“Month” shall mean a calendar month (according to the Gregorian calendar), (and “Monthly” shall refer to a frequency of one Month) and also refers to the partial calendar months created by the beginning and end of the Term, as applicable, except that (a) the Month during which the Effective Date occurs shall be deemed the first Month that this Agreement is in effect, and (b) the Month during which the Term expires or is terminated in accordance herewith shall be deemed the final Month that this Agreement is in effect.

“Monthly Statement” shall have the meaning set forth in Section 6.1.

“Natural Gas” shall mean natural gas conforming to the applicable specifications set forth in the Services Agreement.

“Off-Spec Feedstock” shall have the meaning set forth in Section 7.2(a).

“Omnibus Agreement” means the Omnibus Agreement among Buyer and certain Affiliates of Westlake dated on or about the date hereof.

“OPIS Index” shall have the meaning set forth in Section 5.2(a).

“Party/Parties” shall have the meaning specified in the Preamble.

“Person” shall mean any individual, partnership, corporation, limited liability company, unlimited liability company, association, firm, foundation, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority (or any department, agency, or political subdivision thereof) or any other entity (in each case whether or not incorporated and whether or not having a separate legal identity).

“Plant/Plants” shall have the meaning specified in the Recitals.

“pound” or “lb” shall mean one pound avoirdupois.

“Prior Year Adjustment” shall have the meaning specified in the Ethylene Sales Agreement.

“Propane” shall mean propane conforming to the applicable Specifications.

“Propane Price” shall have the meaning set forth in Section 5.2(a).

“Reasonable and Prudent Operator” shall mean a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, acting in a proper and workmanlike manner in accordance with practices customarily used in the operation of ethylene production or similar facilities, and exercising that degree of skill, diligence, prudence, and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

“Receipt Point(s)” shall mean, in respect of each Plant, the inlet flange at the plant line of the applicable Plant, as more fully described and depicted in the applicable Site Lease Agreement, or such other points that may be designated by the Parties from time to time in writing.

“Related Agreements” means this Agreement, the Feedstock Supply Agreement, the Services Agreement, the Site Lease Agreement, and the Omnibus Agreement.

“Renewal Term” shall have the meaning set forth in Article II.

“Seller” shall have the meaning specified in the Preamble.

“Seller Deficiency Quantity” shall have the meaning set forth in Section 4.2(a).

“Seller Event of Default” shall have the meaning set forth in Section 10.3(a).

“Services Agreement” means the Services Agreement among Buyer and certain Affiliates of Westlake dated on or about the date hereof.

“Site Lease Agreement” means, with respect to each Plant, the Site Lease Agreement between Buyer and an Affiliate of Westlake dated on or about the date hereof.

“Specifications” shall have the meaning set forth in Section 7.1.

“Term” shall have the meaning set forth in Article II.

“Third Party” shall mean any Person that is not a Party or an Affiliate of a Party.

“Westlake” shall mean Westlake Chemical Corporation, a Delaware corporation.

1.2

Interpretation. Within this Agreement, including the Recitals and attachments, except where expressly provided to the contrary, (a) in the event of a conflict, the provisions of the main body of this Agreement shall prevail over the provisions contained in any attachment; (b) words denoting the singular include the plural and vice versa, unless the context requires otherwise; (c) words denoting individuals or persons include all types of Persons, unless the context requires otherwise; (d) words denoting any gender include male, female, and neuter genders, unless the context requires otherwise; (e) references to Sections, paragraphs, recitals, Articles, Schedules, and Exhibits shall mean Sections in, paragraphs of, recitals to, Articles of, Schedules to, and Exhibits to this Agreement; (f) references to any document (including this Agreement) or to any Law shall mean the same as amended, modified or restated from time to time; (g) references to any amount of money shall mean a reference to the amount in United States dollars; (h) references to a time and date in connection with the performance of an obligation by a Party shall mean a reference to the time and the date in the location where the relevant Plant(s) is located or the location where the relevant activities are to be performed if such activities will not be performed at the applicable Plant(s); (i) references to a Party or any Person shall include its successors and permitted assigns; (j) the words “include” and “including” shall be deemed to be qualified by a reference to “without limitation”; (k) “or” when used as a conjunction shall connote “any or all of”; (l) words, phrases or expressions that are not defined in this Agreement but that have a generally accepted meaning in the practice of measurement and metering in the international businesses of production, transportation, distribution, tolling, purchase, and sale of Feedstock shall have that meaning in this Agreement; and (m) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

ARTICLE II

TERM

This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with Article X, shall continue in effect until December 31, 2026 (such period, the “Initial Term”). This Agreement will continue in effect thereafter on an annual basis (each period after the end of the Initial Term during which this Agreement remains in effect, a “Renewal Term”) unless and until terminated at the end of either the Initial Term or any Renewal Term upon no less than 12 Months’ prior written notice; provided that the Term of this Agreement shall not be renewed unless and until the Ethylene Sales Agreement is simultaneously renewed. The Initial Term and any Renewal Term are referred to herein collectively as the “Term.”

ARTICLE III

ANNUAL PLANNED REQUIREMENTS

3.1	Forecast of Annual Planned Requirements. Not later than 25 Days prior to the first Day of each Contract Year, Buyer shall furnish to Seller in writing a non-binding forecast that sets out a reasonable good faith projection of the total quantity of each type of Feedstock (in Gallons) that it will require Seller to sell and make available during such Contract Year at each Plant (the “Annual Planned Requirements”); provided that the Annual Planned Requirements for the first Contract Year shall equal Buyer’s forecasted aggregate requirements of Feedstock (in Gallons) for such Contract Year beginning on the Effective Date and ending December 31, 2014. The Annual Planned Requirements shall:

(a)	identify applicable quantities of Ethane and Propane that are, in Buyer’s good faith determination, required at the Calvert City Plant and at the Lake Charles Plants for Buyer to produce the Annual Planned Production of Ethylene during such Contract Year;

(b)	be based on Buyer’s then-current budget for each Plant; and

(c)	take into account Buyer’s reasonable estimate of planned outages at each Plant during such Contract Year.

3.2	Monthly Requirements. Prior to the first Day of each Month, Buyer shall provide to Seller in writing a forecast of the quantity of each type of Feedstock (in Gallons) that it expects to require Seller to sell and make available at the Calvert City Plant and the Lake Charles Plants during the following Month.

ARTICLE IV

PURCHASE AND DELIVERY OBLIGATIONS

4.1	Purchase and Take Commitments.

(a)	Commencing with the Effective Date, and continuing throughout the Term, subject in each case to the terms and conditions of this Agreement, Seller shall sell and make available, and Buyer shall purchase, take delivery of and accept at the applicable Receipt Points, during each Contract Year, the quantity of the Annual Planned Requirements notified to Seller under Section 3.1 in respect of the relevant Contract Year (as adjusted pursuant to this Section 4.1, the “Annual Quantity”), not to exceed a quantity of Feedstock necessary to produce 3.8 billion pounds of Ethylene in a given Contract Year. Buyer shall use commercially reasonable efforts to purchase, take delivery of, and accept the Annual Quantity during each Contract Year on a ratable Monthly basis.

(b)	Notwithstanding anything contained herein to the contrary, Buyer shall be entitled from time to time during the Term, by prior notice, to adjust the Annual Quantity upward or downward if it determines, in its reasonable discretion, that any such adjustment is appropriate in order to (i) account for operating conditions or marketing conditions or (ii) source from other suppliers all or a part of the Feedstock required to sell approximately 5% of the aggregate quantities of Ethylene actually produced at the Plants during such Contract Year to Third Parties.

(c)	The Annual Quantity for the Contract Year in which the Term commences and ends, respectively, shall be proportionately reduced based on the number of Days during such Contract Year that occur during the Term, if applicable.

(d)	Seller shall use commercially reasonable efforts to deliver the Feedstock mix notified to Seller under Section 3.1. The Parties shall consult with one another from time to time during the Contract Year and use commercially reasonable efforts to achieve an economically optimal Feedstock mix for the operation of the Plants, as determined by Buyer in good faith.

4.2	Seller Deficiency.

(a)	If the total quantity of Feedstock sold and delivered by Seller under this Agreement during any Contract Year (in Gallons) is less than

(i)	the applicable Annual Quantity, minus

(ii)	the quantities (in Gallons) made available by Seller but not purchased and taken by Buyer during such Contract Year due to either

(A)	Buyer’s breach of its obligations hereunder or

(B)	Force Majeure affecting the Plants to the extent that any such occurrence exceeds 45 consecutive Days,

then such deficiency (in Gallons) shall be the “Seller Deficiency Quantity.”

(b)	For the avoidance of doubt, the Seller Deficiency Quantity shall not be reduced by any quantity of Feedstock not made available by Seller due to

(i)	Seller’s breach of any of its obligations hereunder, or

(ii)	Force Majeure affecting the Plants to the extent that any such occurrence does not exceed 45 consecutive Days; or

(iii)	Force Majeure affecting Seller.

(c)	If, in respect of any Contract Year, there is a Seller Deficiency Quantity, Seller shall pay Buyer a deficiency fee ($) (the “Feedstock Shortfall Fee”) equal to the quantity of Ethylene (in pounds) that Buyer was unable to produce and deliver from the Plants as a result of the Seller Deficiency Quantity multiplied by the sum of:

(i)	$0.10/lb plus

(ii)	the then-current All Other Cash Production Costs ($/lb), plus

(iii)	the then-current Prior Year Adjustment ($/lb), if any;

provided, however, Buyer shall rebate to Seller the Variable Cash Conversion Costs and the Cost of Feedstock (each as defined in the Ethylene Sales Agreement) that are actually avoided by Buyer for such Contract Year, if any, as a result of such deficiency, such rebate to be by way of credit in the invoice for the last Month of the Contract Year.

(d)	If at any time the Feedstock Shortfall Fee and the Ethylene Shortfall Fee may be applied to the same volume of Ethylene not produced or purchased, then with respect to only such volume of Ethylene contemplated by this Section 4.2(d):

(i)	Downstream Buyer shall pay the applicable Ethylene Shortfall Fee in accordance with Section 4.2(c) of the Ethylene Sales Agreement and

(ii)	Seller shall have no obligation to pay the applicable Feedstock Shortfall Fee hereunder, it being understood and agreed that the Ethylene Shortfall Fee and the Feedstock Shortfall Fee shall not be applied in respect of the same volume of Ethylene not produced or delivered.

4.3	Uniformity. Seller shall make available and Buyer shall receive and take quantities of Feedstock hereunder at each Receipt Point, as nearly as practicable, at uniform hourly and daily rates of flow for the quantities of Feedstock purchased hereunder.

4.4	Title, Transfer and Possession.

(a)	Title to and risk of loss of the Feedstock delivered hereunder shall pass from Seller to Buyer at the applicable Receipt Point free and clear of all liens, claims and encumbrances.

(b)	Seller shall be deemed to be in exclusive control and possession of the Feedstock deliverable to Buyer hereunder prior to the time such Feedstock shall have been delivered to Buyer at the applicable Receipt Point, and Buyer shall be deemed to be in exclusive control and possession thereof after such delivery.

(c)	Seller shall bear all costs of any nature concerning the Feedstock before delivery to each applicable Receipt Point, including all applicable taxes payable by Seller in accordance with Article XVI. Buyer shall bear all costs of any nature concerning the Feedstock at or after delivery to each applicable Receipt Point, including all applicable taxes payable by Buyer in accordance with Article XVI.

ARTICLE V

PRICE

5.1	Price. Commencing with the Effective Date and continuing for each Month of the Term, Buyer shall reimburse Seller for (a) the purchase of Feedstock for sale under this Agreement at a deemed purchase price equal to the OPIS Index, plus (b) all commercially reasonable and verifiable costs incurred (excluding internal costs of Seller) for the storage, handling, and transportation of such quantities from the Mont Belvieu pricing point to the applicable Receipt Points. Seller will use commercially reasonable efforts to minimize such costs.

5.2	Index.

(a)	“OPIS Index” means the monthly average of the daily high and low prices per Gallon, for the month of delivery, as quoted by Oil Price Information Service, or its successor-in-interest, in the OPIS LPG Report for “Any Current Month” under “Mont Belvieu Spot Gas Liquids Prices” using (i) the Purity Ethane prices for Ethane (“Ethane Price”), and (ii) the “Non-TET” prices for Propane (“Propane Price”).

(b)

If, for any given Month, the Ethane Price or the Propane Price fails to settle or be published prior to invoicing hereunder, the provisional price therefor shall be the Ethane Price or the Propane Price (as applicable) for the immediately preceding

Month or the last settled Month of delivery, as the case may be. Once the Ethane Price or the Propane Price (as applicable) has settled for the Month of delivery or is otherwise published, Seller will promptly reissue the invoice for the Month in question, which invoice will provide the appropriate adjustment to reflect the change to the provisional price. Any additional amounts owing by Buyer will be paid within 15 Days of the receipt of such invoice and any credits owing to Buyer will be applied to the next invoice delivered by Seller.

(c)	Should the OPIS Index be discontinued, it will be replaced by the index specified by the applicable publisher to be the replacement index therefor, or, if no replacement index is specified by the applicable publisher, the Parties shall promptly and in good faith attempt to mutually agree to a satisfactory and comparable successor index or publication.

ARTICLE VI

STATEMENTS AND PAYMENT

6.1	Monthly Statements. On or before the 20th Day of each Month, Seller shall provide to Buyer a statement for each of the Receipt Points setting forth Seller’s calculation of the total amount payable by Buyer for the prior Month for deliveries made to each Receipt Point (each, a “Monthly Statement”). The Parties shall provide for the exchange of all relevant data reasonably necessary in connection with preparing each Monthly Statement, including the aggregate quantities (in Gallons) of each Feedstock delivered by Seller and taken by Buyer for each Day of such Month at each Receipt Point, information relating to any Seller Deficiency Quantity for such Month at each Receipt Point (if applicable), and information relating to any events of Force Majeure.

6.2	Payment.

(a)	Buyer shall pay the amount of each Monthly Statement, other than any amount thereof that is disputed in accordance with clause (d) below, no later than the 5th Day following receipt by Buyer of such Monthly Statement. If the due date for payment is not a Business Day, then the due date for payment shall be the immediately succeeding Business Day. Any adjustments necessary to reconcile the resolution of a disputed amount with the amount actually paid shall be paid within five Days following resolution of the disputed amount. Any adjustments, whether for overpayment or underpayment, for disputed amounts shall bear interest at the Base Rate from the date of overpayment or underpayment, as the case may be, until the actual date of payment.

(b)	In the event that any amount reflected in any statement or invoice is not paid when due, other than any amount thereof that is disputed in accordance with clause (d) below, such unpaid amount shall bear interest from and including the Day following the due date therefor up to and including the date when payment is made, at the Default Rate.

(c)	If Buyer fails to make payment of any amount of any Monthly Statement, other than any amount thereof that is disputed in accordance with clause (d) below, on or before the later of (i) the 60th Day after such payment is due and (ii) the 30th Day after notice by Seller of such non-payment, Seller shall have the right to suspend deliveries of Feedstock hereunder to Buyer until such payment is made.

(d)	Seller and Buyer, as the case may be, may withhold payment of all or any portion of any amount reflected as owing by such Party in any statement or invoice received from the other Party to the extent that the receiving Party disputes payment of such amount or such portion thereof in good faith. For the avoidance of doubt, as to any Monthly Statement, Buyer may withhold payment as to any disputed amount, including to account for any credit Buyer believes it is owed with respect to the purchase, sale or delivery of Feedstock, or the failure thereof. In the event of such a dispute, the disputing Party shall promptly notify the other Party, stating its reason for disputing such amount and, to the extent available, providing reasonable supporting documentation therefor.

(e)	Buyer may dispute a Monthly Statement or any portion thereof, by notice to Seller, up to one calendar year following receipt of such Monthly Statement; provided that if Buyer fails to deliver such notification within such period, Buyer shall be deemed to have waived the right to dispute the applicable Monthly Statement.

6.3	Payment Method. All payments under this Agreement shall be made in United States dollars by wire transfer in immediately available funds by deposit to the bank account designated in writing by the Party receiving the payment. Any wire transfer charges shall be for the account of the Party making the payment. If a Party elects to change the bank or account to which payments are to be made, that Party shall notify the other Party before the effective date of such change.

6.4	Access to Books and Records. To the extent necessary to verify the accuracy of any statement, invoice, charge or computation made under this Agreement, each Party shall have the right, at its cost, to interview representatives of the other Party and to examine the books and records of the other Party relating to this Agreement during normal business hours and upon reasonable notice to the other Party; provided that each Party has the right to redact from the records subject to examination any portions thereof as necessary to comply with such Party’s confidentiality obligations. Such examination must be commenced within 12 Months of receiving said statement, invoice, charge or computation made under this Agreement and will take place at a location mutually agreeable to the Parties. All records subject to examination hereunder shall be caused to be retained for no less than two calendar years after their creation. If any such examination establishes any inaccuracy in any billing made prior to such examination, the necessary adjustments to such billings will be made promptly without any interest charge.

6.5	Adequate Assurance of Performance.

(a)	If Seller, in its sole judgment, has reasonable grounds for insecurity regarding the ability of Buyer to perform its financial obligations hereunder, or any other material obligation under this Agreement, the Parties shall work together in good faith to resolve Seller’s concerns. If the Parties cannot resolve such concerns, Seller may request that Buyer provide Adequate Assurance of Performance (as defined below) and if Buyer fails to provide such Adequate Assurance of Performance within five Business Days of receipt of request therefor, Seller may, without waiving any other rights or remedies available to it under this Agreement or now or hereafter existing at Law or in equity, withhold further deliveries until the demanded Adequate Assurance of Performance is received.

(b)	Buyer’s duty to provide such Adequate Assurance of Performance, if demanded in accordance herewith, shall be a condition precedent to Seller’s obligation to perform under this Agreement.

(c)	As of the Effective Date, Seller acknowledges that it is satisfied with Buyer’s ability to perform its obligations under this Agreement and therefore, as of the Effective Date, no Adequate Assurance of Performance is required from Buyer.

(d)	“Adequate Assurance of Performance” shall mean sufficient security or proof of Buyer’s capability to perform its obligations under this Agreement in the form of any one of or a combination of one or more of the following: (i) a guarantee from a creditworthy entity, (ii) a standby irrevocable letter of credit (in a form and amount and for a term reasonably acceptable to Seller and issued by a financial institution reasonably acceptable to Seller), (iii) a prepayment, or (iv) a cash payment security deposit (to be held by Seller without obligation for payment of interest thereon).

ARTICLE VII

QUALITY

7.1	Specifications. All Feedstock sold and delivered to Buyer at each applicable Receipt Point pursuant to this Agreement shall conform to the applicable specifications set forth in Schedule 7.1 (the “Specifications”).

7.2	Off-Spec Feedstock.

(a)	The Parties will work together to minimize (i) any deliveries or receipts of Feedstock that does not or will not conform to the Specifications (“Off-Spec Feedstock”), and (ii) the negative consequences that may result if and when Off-Spec Feedstock is delivered at a Receipt Point.

(b)

Seller shall be liable for any damages incurred by Buyer to the extent arising out of or resulting from Off-Spec Feedstock delivered by Seller to Buyer in accordance with the provisions of this Agreement (including delivery by Buyer to Downstream Buyer of Off-Spec Ethylene (as defined in the Ethylene Sales Agreement), the off-specification nature of which reasonably resulted from such Off-Spec Feedstock); provided, however, that Seller shall not be so liable if (i)

Buyer fails to act as a Reasonable and Prudent Operator in (A) accepting, testing, handling, storing, or throughputting the Off-Spec Feedstock or (B) failing to detect the off-specification nature thereof, or (ii) notwithstanding Buyer’s acting as a Reasonable and Prudent Operator, Buyer accepts Off-Spec Feedstock with actual knowledge of the off-specification nature thereof.

(c)	Notwithstanding clauses (a) and (b) above, Seller’s liability in connection with the delivery by Seller to a Receipt Point of any Off-Spec Feedstock, on a per Gallon basis, shall not exceed the amount in $/Gallon calculated as (i) 300% of the amount to be reimbursed to Seller in the applicable Month or Months pursuant to Article V divided by (ii) the total quantity (Gallons) of Feedstock delivered in the applicable Month or Months.

ARTICLE VIII

MEASUREMENT AND TESTING

Seller or its designee shall own, operate and maintain, at or proximate to each Receipt Point, the metering equipment necessary to measure the quantity of each Feedstock delivered under this Agreement. All measurements and/or tests shall be made in accordance with the latest standards or guidelines published by the ASTM or other applicable industry standard methods. Seller’s (or its designee’s) volume and/or other measurements of Feedstock shall be used for billing purposes, unless proved to be in error. Buyer’s laboratory analysis and methods shall determine whether Feedstock specifications have been met, unless Seller proves to Buyer’s reasonable satisfaction that Buyer’s analysis report is erroneous. No Feedstock quantity claims will be made, including pursuant to Article VII, unless the difference is more than one percent (1%) of the invoiced quantity.

ARTICLE IX

FORCE MAJEURE

9.1	Performance Excused. Buyer shall not be liable for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure, except for the performance of any payment obligation that has accrued prior to the Force Majeure event. Other than in the event of an extended period of Force Majeure pursuant to Section 9.5, nothing contained herein, express or implied, shall be construed to permit Seller to withhold, delay, or condition payment of any portion of the Feedstock Shortfall Fee in the event that a Seller Deficiency Quantity accrues as a result of the occurrence or continuance of a Force Majeure; provided, however, that Buyer shall not be entitled to that portion of the Feedstock Shortfall Fee that equals the portion of the then-current All Other Cash Production Costs that Buyer did not actually incur during the continuance of such Force Majeure.

9.2

Force Majeure Defined. The term “Force Majeure” shall mean any cause, whether of the kind enumerated herein or otherwise, which is not within the reasonable control of Buyer, and which by the exercise of reasonable diligence Buyer is unable to prevent or overcome, and which wholly or partially prevents or delays Buyer’s performance of any of its obligations under this Agreement (other than any payment obligations hereunder), including any of the following which satisfy the foregoing criteria: acts of God; strikes, lockouts or other industrial disputes or disturbances; acts of the public enemy, sabotage, wars, blockades, insurrections, riots and other civil disturbances; epidemics; landslides, floods, lightning, earthquakes, fires, tornadoes, hurricanes, named storms or other weather events that necessitate extraordinary measures and expenses to maintain operations of any of the Plants, and warnings for any of the foregoing which may necessitate the precautionary shut-down of any Plant, any portion thereof, or other related facilities; arrests and restraints of governments (either federal, state, civil or military), including any orders of courts or of a Governmental Authority; explosions, breakage or accidents to equipment, machinery, any Plant or any portion thereof, or lines of pipe, or the making of repairs or alterations to any of the foregoing necessitated as a result of a Force Majeure event; inability to secure, or unavoidable delays in securing, labor or materials that are required for Buyer’s performance hereunder; electric power shortages or outages; or the necessity for compliance with any applicable Law.

9.3	Force Majeure Notice. As soon as reasonably possible after the occurrence of a Force Majeure event, Buyer shall provide written notice to Seller, and in such notice shall give reasonably full particulars concerning the nature, scope and anticipated duration of the Force Majeure.

9.4	Settlement of Industrial Disturbances. Notwithstanding anything contained herein to the contrary, the settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

9.5	Extended Force Majeure. If, after 45 consecutive Days have elapsed since the commencement of a Force Majeure continuously affecting any Plant, and Buyer has been rendered and remains unable, wholly or in part, by such Force Majeure to accept delivery of a quantity of Feedstock during a given Contract Year equal to the Annual Quantity, then (a) the Annual Quantity shall be reduced by a quantity of Feedstock equal to the annualized average of such shortfall, (b) Seller shall be credited such portion of the Feedstock Shortfall Fee(s) paid during the Contract Year (if any) for such deficient quantities, and (c) if (but only if) both Parties are entitled to insurance proceeds from the same insurance carrier, Buyer shall be entitled to any insurance proceeds from such carrier accruing during such extended period of Force Majeure on a first priority basis. Buyer shall notify Seller as soon as reasonably practicable if and when Buyer determines such Force Majeure is no longer continuing. Upon receipt of such notice by Seller, the Parties’ respective obligations during such Contract Year to sell and tender, and purchase and receive, a quantity of Feedstock equal to the Annual Quantity, less that quantity of Feedstock determined in accordance with clause (a) above, shall be reinstated for all purposes hereunder.

ARTICLE X

TERMINATION

10.1	General. In addition to the further provisions of this Article X, this Agreement shall terminate upon the expiration of the Initial Term or any Renewal Term, as the case may be, and shall be terminable (a) upon the written agreement of the Parties, (b) by any Party following an uncured breach of this Agreement by the other Party, for a period of 60 Days after receipt by the breaching Party of written notice thereof, (c) by any Party pursuant to Force Majeure in accordance with Section 10.5, (d) upon the effective date of termination of the Ethylene Sales Agreement, (i) by Seller only, if such termination results from the uncured breach by Buyer thereunder, and (ii) by Buyer only, if such termination does not result from the uncured breach by Buyer thereunder, or (e) by Buyer only, upon the effective date of expiration (if any) of the Ethylene Sales Agreement.

10.2	Seller Suspension. Without prejudice to any other rights and remedies available under this Agreement, Seller may suspend delivery of Feedstock upon seven Days’ advance written notice in any of the following circumstances: (a) Buyer has failed to make payments in full when due; (b) Buyer has failed to comply with its obligations under Section 6.5; or (c) at Seller’s reasonable discretion, instead of or prior to terminating this Agreement, upon the occurrence of any Buyer Event of Default under Section 10.3(b) below. Upon and for the duration of such suspension, Seller shall be relieved of obligations to supply Feedstock under this Agreement, but Buyer shall not be discharged of any of its obligations under this Agreement. Seller shall resume delivering Feedstock as soon as reasonably practicable following the cure of the events listed above and in any case within two Business Days of such cure.

10.3	Events of Default.

(a)	Seller Event of Default. A “Seller Event of Default” shall be deemed to exist upon the occurrence and during the continuance of any one or more of the following events: (i) Seller breaches a material term of this Agreement, and such breach is not cured within 60 Days following written notice from Buyer; or (ii) Seller fails to pay any amount due under this Agreement in full within 60 Days of the due date of such payment, subject to Section 17.2.

(b)	Buyer Event of Default. A “Buyer Event of Default” shall be deemed to exist upon the occurrence and during the continuance of any one or more of the following events: (i) Buyer breaches a material term of this Agreement, and such breach is not cured within 60 Days following written notice from Seller; or (ii) Buyer fails to pay any amount due under this Agreement in full within 60 Days of the due date of such payment, subject to Section 17.2.

10.4	Remedies for Events of Default.

(a)

Upon the occurrence of any Seller Event of Default or Buyer Event of Default that is not cured within the period of time provided by this Agreement, if any, Buyer (in the case of a Seller Event of Default) or Seller (in the case of a Buyer

Event of Default), as applicable, shall have the right to terminate this Agreement with 60 Days’ advance written notice to the defaulting Party and to pursue any other remedy provided under this Agreement or now or hereafter existing at Law or in equity. Except in such circumstance or as elsewhere expressly provided in this Agreement, each Party waives any right to terminate this Agreement. If a fact giving rise to a right of termination is wholly or partly overcome during such 60-Day notice period, then any notice of termination furnished under this Article X shall be deemed cancelled and of no effect and this Agreement shall remain in full force and effect.

(b)	Other than as expressly provided in this Agreement, Seller will not be entitled to suspend or terminate the delivery of Feedstock to Buyer under this Agreement in any circumstance, including in connection with the exercise of a right of offset or other equitable remedy, and any purported suspension or termination of any delivery of Feedstock to Buyer shall be deemed to be a material breach of this Agreement by Seller under this Article X and permit Buyer to exercise the remedies contemplated in this Section 10.4.

10.5	Termination for Extended Force Majeure. If a Force Majeure continues, or its consequence remains, such that Buyer is unable to substantially comply with its obligations under this Agreement with respect to all Plants continuously for a period in excess of 12 Months, then, provided such Force Majeure is still in effect at the time of notice, Seller may terminate this Agreement upon 30 Days’ advance notice without any liability upon either of the Parties to the other Party except to the extent that any amount shall have accrued prior to the occurrence of the event of Force Majeure.

10.6	Effect of Termination. Except as expressly provided in Section 10.1, no Party shall have any right to terminate this Agreement. Upon the termination of this Agreement, this Agreement shall become void and have no effect, subject to Section 17.3, except that such termination shall not affect any rights or obligations that have vested, matured or accrued at any time prior to such termination.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1	Title to Feedstock. Seller warrants title to all Feedstock supplied hereunder and covenants that Seller has all necessary right, authority and interest to sell and deliver the Feedstock under this Agreement and that such Feedstock will be free from liens, encumbrances, adverse claims and proprietary rights at the passing of title at each Receipt Point.

11.2	Warranty to Specification. Seller warrants to Buyer that Feedstock delivered hereunder meets the applicable Specifications.

11.3	Financial Obligations. Buyer warrants to Seller that it is unaware, as of the date hereof, of any fact related to its financial condition that would prevent it from performing its financial obligations under this Agreement in accordance with the terms and conditions contained herein.

11.4	Disclaimer of any Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO, AND EXPRESSLY DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING ANY PLANT OR PORTION THEREOF, THE FEEDSTOCK OR WITH RESPECT TO THE SUBJECT MATTER HEREOF.

ARTICLE XII

LIMITATIONS ON LIABILITIES

12.1	Consequential Loss or Damage. Notwithstanding any other provision of this Agreement, no Party shall be liable to the other Party for or in respect of any consequential loss or damage, special or punitive damages or loss of profits or business interruption, suffered or incurred by any other Party arising out of, in connection with, or resulting from, this Agreement, whether any claim for such loss or damage is based on tort (including negligence), strict liability, contract (including breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied) or otherwise, except as provided in Section 12.2.

12.2	Liquidated Damages Not Penalty. Because of the unique nature of the economic damages and losses that would be sustained under this Agreement where specified damages are used, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by a non-breaching Party in such circumstances. Therefore, it is acknowledged and agreed by the Parties that in such circumstances: (a) it would be impracticable or extremely difficult to fix the actual damages to a non-breaching Party resulting therefrom; (b) any sums that would be payable under this Agreement in such circumstances are stipulated by the Parties to be in the nature of liquidated damages and not a penalty, and are acknowledged and agreed to be fair, reasonable and appropriate; (c) such payment represents a reasonable estimate of compensation for a portion of the losses that may reasonably be anticipated from such failure and shall, without duplication, be the sole and exclusive measurement of monetary damages of such non-breaching Party with respect to such circumstances; and (d) if the breaching Party challenges the enforceability of such liquidated damages, the non-breaching Party may elect at its option for damages in such circumstances to be based on actual damages instead of liquidated damages and such actual damages shall not be subject to the limitations set forth in Section 12.1.

12.3	Exclusive Remedies. Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Date, this Agreement contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.

ARTICLE XIII

INSURANCE

During the Term, each Party shall, for all risks and circumstances that should and may be covered by insurance in accordance with prudent industry practices, purchase and maintain sufficient casualty, environmental, and property insurance in order to satisfy the legal liabilities for bodily injuries and damages to properties (including the properties of such Party) as a result of or in association with the performance of this Agreement and sufficient third party liability insurance and other insurance(s) required by applicable Law and any Governmental Authority.

ARTICLE XIV

CONFIDENTIALITY

14.1	Information. Each of the Parties agrees that it will utilize any Confidential Information received from the other Party solely in connection with the performance of its obligations hereunder and the exercise by the recipient Party of its rights and remedies hereunder and under applicable Law, and all such Confidential Information will be subject to and bound by the provisions set forth in this Article XIV. Upon termination of this Agreement, the recipient Party shall return or destroy all such Confidential Information (and cease all further use and disclosure of such Confidential Information) that has been provided to it, together with all reproductions thereof in the recipient Party’s possession; provided that the recipient Party shall have the right to retain copies of any such information and records that (a) were created by automatic computer generated backup systems or (b) relate to its performance of any services and the exercise of its rights and remedies hereunder or under the Related Agreements and under applicable Law, and all such copies and the information reflected thereon shall be subject to the first sentence of this Section 14.1 and to Section 14.2.

14.2	Definition. “Confidential Information” means any and all information (regardless of format or medium of exchange) that is disclosed by any disclosing Party or any Affiliate, employee or agent thereof to the recipient Party or any Affiliate, employee or agent of the recipient Party in connection with the performance of this Agreement or the Related Agreements provided that Confidential Information shall not include any information that is publicly known or independently developed by such recipient Party. It is further understood that each Party may have the opportunity as a result of proximity or close operational ties to observe or obtain Confidential Information of any other Party and agrees not to divulge or use such information other than as set forth in this Article XIV.

14.3

Legal Requirement. If the recipient Party is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information, it is agreed that the recipient Party prior to disclosure will use commercially reasonable efforts to provide the disclosing Party with prompt notice of such request(s) so that the disclosing Party may seek an appropriate protective order or other appropriate remedy or waive the recipient Party’s compliance with this Article XIV. If such protective order or other remedy is not obtained, or the disclosing Party grants a waiver hereunder, the recipient Party required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Party’s counsel, the recipient Party is legally compelled to disclose, and the recipient Party will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. Disclosure of Confidential Information by the recipient Party shall not violate this Article XIV to the extent that the recipient Party (or its ultimate parent) in the exercise of reasonable good faith judgment deems it necessary, pursuant to law, regulation or stock exchange rule, to disclose such information in or in connection with filings made with the U.S. Securities and Exchange Commission, any securities exchange upon which debt or equity securities of such recipient Party or its parent may be listed, to any Governmental Authority or in presentations to lenders or ratings agencies.

14.4	Survival. The provisions of this Article XIV shall survive the termination of this Agreement for a period of three years following such termination.

ARTICLE XV

ASSIGNMENT; CHANGE OF CONTROL

15.1	Assignment Generally. Each Party hereunder shall be entitled to assign all of its rights and obligations under this Agreement with the prior written consent of the other Party, in each case which consent shall not be unreasonably withheld by the non-assigning Party. No assignment hereunder shall release the assigning Party from any of its obligations under this Agreement except to the extent expressly agreed in writing by each other Party. Any purported assignment of this Agreement in violation of this Section 15.1 is null and void ab initio.

15.2	Assignment to Affiliates. Notwithstanding the foregoing, this Agreement may be assigned by a Party to an Affiliate (other than the other Party) without the consent of the other Party, provided that such Affiliate executes an agreement satisfactory to the other Party, whereby the Affiliate assumes all of the applicable obligations of the assigning Party under this Agreement; provided further that the assigning Party shall not be released of its obligations under this Agreement such that the assigning Party and its Affiliate shall be jointly and severally liable for the performance of the obligations of the assigning Party hereunder.

ARTICLE XVI

TAXES

During the Term, Seller shall be responsible for the payment of any sales, use, and excise taxes or any other tax, fee or charge due and levied by any federal, state, local or other Governmental Authority on the Feedstock prior to each Receipt Point and for any taxes, fees or charges due as a result of Seller making Feedstock available to Buyer hereunder, except to the extent any such taxes are, by applicable Law, required to be paid directly by Buyer, in which event such taxes shall be paid by Buyer and reimbursed by Seller, and Seller shall indemnify, defend and hold Buyer harmless from any liability against such taxes, fees or charges. During the Term, Buyer shall be responsible for the payment of any taxes, fees or charges applicable to the Feedstock at or downstream of each Receipt Point and for taxes, fees and charges applicable to any products produced or manufactured from the use of such Feedstock, except to the extent any such taxes are, by applicable Law, required to be paid directly by Seller, in which event such taxes shall be paid by Seller and reimbursed by Buyer, and Buyer shall indemnify, defend and hold Seller harmless from any liability against such taxes, fees or charges. The above notwithstanding, Seller shall remain liable for and Buyer shall have no obligation to reimburse Seller for (a) any taxes imposed on or calculated based upon net profits, gross or net income, profit margin or gross receipts of Seller, (b) any taxes measured by capital value or net worth of Seller; or (c) any ad valorem or personal property taxes on any Plant or the property of Seller. Any penalties or interest imposed by a taxing authority on either Party due to failure to pass information by the other Party will be paid by the Party failing to pass along necessary tax notices.

ARTICLE XVII

MISCELLANEOUS

17.1	Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (a) to submit to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas for the enforcement of any arbitration decision pursuant to Section 17.2, (b) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (c) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court, and (d) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

17.2	Dispute Resolution.

(a)	The dispute resolution provisions set forth in this Section 17.2 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “dispute”) arising under the Agreement, and EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b)	If a dispute arises, the following procedures shall be implemented:

(i)	Any Party may at any time invoke the dispute resolution procedures set forth in this Section 17.2 as to any dispute by providing written notice of such action to the other Parties.

(ii)	Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 17.2, the Parties agree and undertake that all payments not in dispute shall continue to be made and that all obligations not in dispute shall continue to be performed.

(iii)	Within 30 days after receipt of notice of a dispute under Section 17.2(b)(i), representatives of the Parties shall engage in non-binding mediation, and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under Section 17.2(b)(iv).

(iv)	If, after satisfying the requirement above, the dispute is not resolved, the Parties shall resolve the dispute by a binding arbitration, to be held in the State of Texas pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select one arbitrator. Each Party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the Parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the Parties that the arbitrator be selected as expeditiously as possible following the submission of the dispute to arbitration. Once the arbitrator is selected and except as may otherwise be agreed in writing by the Parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrator shall render his final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The decision of the arbitrator in any such proceeding will be reasoned, final and binding and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any Party ancillary to arbitration (as determined by the arbitrator), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the Parties agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)	The Parties agree that to the extent that there are two or more related disputes arising under (i) this Agreement, (ii) any guarantee issued pursuant to Section 6.5 or (iii) any letter of credit issued pursuant to Section 6.5 (as between these Parties or the parties to such guarantee or letter of credit), then they consent to the consolidation of those disputes in circumstances where:

(i)	no arbitration is currently pending under (A) this Agreement, (B) any guarantee issued pursuant to Section 6.5 or (C) any letter of credit issued pursuant to Section 6.5; or

(ii)	the tribunal in the first commenced arbitration (or the AAA where no tribunal has yet been constituted in either case) finds (having invited and allowed opportunity for submissions from all the parties to both arbitrations) that it would be convenient and efficient to do so, having regard to the time and cost impact of consolidating the disputes into one proceeding. Such an application for consolidation must be brought prior to the constitution of a tribunal in the second commenced arbitration in time, and should be resolved within one Month of the application being received by the relevant tribunal/the AAA.

17.3	Survival. Cancellation, expiration or termination of this Agreement shall not relieve the Parties of any obligations that, by their very nature, must survive said cancellation, expiration or termination, including choice of law (Section 17.1), dispute resolution provisions (Section 17.2), limitations of liability (Article XII), confidentiality provisions (Article XIV), and defined terms and certain miscellaneous provisions (Article I and Article XVII), all of which shall remain in effect until all rights, obligations and remedies have been finally extinguished, and all disputes under Section 17.2 have been finally resolved. Notwithstanding the foregoing, the statute of limitations for bringing any action with respect to this Agreement or any Party’s performance hereunder is not extended by the provisions of this Section 17.3.

17.4	Notice. All notices, requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 17.4.

If to Seller:

Westlake Petrochemicals LLC

Attention: Todd Root

Director, Planning & Business Developments, Olefins

2801 Post Oak Blvd, Suite 600

Houston, TX 77056

Fax: 713-960-8761

If to Buyer:

Westlake Chemical OpCo LP

Attention: Lawrence Teel

Principal Operating Officer

2801 Post Oak Blvd, Suite 600

Houston, TX 77056

Fax: 713-960-8761

17.5	Entire Agreement. This Agreement and the Related Agreements (including any exhibits or schedules hereto or thereto) constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.

17.6	Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and each such written agreement shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

17.7	Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

17.8	Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

17.9	Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

17.10	No Waiver. Failure of any Party to require performance of any provision of this Agreement shall not affect such Party’s right to full performance thereof at any time thereafter, and the waiver by any Party of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

17.11	Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement or the Related Agreements.

17.12	Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

17.13	Legal Relationship. The Parties do not intend to create any sort of partnership, joint venture or any other legal entity by entering into or performing this Agreement. Each Party will perform its obligations under this Agreement in its own name. Each Party will be solely responsible for its own acts and omissions (and the acts and omissions of its employees, consultants and other agents), and without the express written consent of each other Party, no Party will have the authority nor will purport to act for, or legally bind, any other Party in any transaction.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first set forth above.

SELLER:

WESTLAKE PETROCHEMICALS LLC
By: Westlake Chemical Investments, Inc., its Manager

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President and Secretary

BUYER:

WESTLAKE CHEMICAL OpCo LP
By:	Westlake Chemical OpCo GP LLC, its General Partner

By:	/s/ Lawrence E. Teel
Name:	Lawrence E. Teel
Title:	Principal Operating Officer

Signature Page to Feedstock Supply Agreement

SCHEDULE 7.1

SPECIFICATIONS

Ethane Specifications – Lake Charles Plants

Attribute		Specification		Test Method (Latest revision)
Ethane	min.	95.0%	vol %	ASTM D2163
Methane	max.	3.0%	vol %	ASTM D2163
Propane and heavier	max.	3.5%	vol %	ASTM D2163
Carbon Dioxide, wt. %	max.	1000	ppm	ASTM D2105
Sulfur, wt. %	max.	30	ppm	ASTM D2784

Propane Specifications – Lake Charles Plants

Attribute		Specification		Test Method (Latest revision)
Propane	min.	90%	vol %	ASTM D2163
Propylene	max.	5.0%	vol %	ASTM D2163
Ethane and lighter	max.	5.0%	vol %	ASTM D2163
Sulfur	max.	123	wt. %	ASTM D2784
Water		No free water

Schedule 7.1

Ethane Specifications – Calvert City Plant

Attribute		Specification		Test Method (Latest revision)
Methane	max.	3.0	Liq. vol %	ASTM D-2163
Ethane	min.	95.0	Liq. vol %	ASTM D-2163
Ethylene	max.	1.0	Liq. vol %	ASTM D-2163
Propane and heavier	max.	3.5	Liq. vol %	ASTM D-2163
Corrosion, Copper Strip		No. 1		ASTM D-1838
Total Sulfur	max.	30	ppm wt.	GPA-2199
Water Content		No Free Water at sixty degrees (60°) Fahrenheit		VISUAL
Carbon Dioxide	max.	1,000	ppm wt. in Liquid	ASTM D-2504

Propane Specifications – Calvert City Plant

Component/Property		Specification		Test Method (Latest revision)
Propane	min.	90.0	vol. %	ASTM D-2163
Propylene	max.	5.0	vol. %	ASTM D-2163
C4’s and Heavier	max.	2.5	vol. %	ASTM D-2163
Vapor Pressure @ 100°F	max.	208	psig	ASTM D-1267
Specific Gravity @ 60/60°F	min.	0.500		ASTM D-1657
Specific Gravity @ 60/60°F	max.	0.510		ASTM D-1657
Sulfur	max.	123	ppm by weight	ASTM D-2784
Free Water		None		None

Schedule 7.1